UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report  -  July 29, 2008
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22810	03-0311630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

240 Gibraltar Road, Suite 220, Horsham, Pennsylvania,                         19044
                    (Address of principal executive offices)                                        (Zip Code)

(267) 317-4009
(Registrant’s telephone number, including area code)

401 East Las Olas Boulevard, Suite 1570, Fort Lauderdale, Florida      33301
                                          (Former Address)                                                      (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (b)                 Effective August 18, 2008, Gerald LaFlamme will resign as the Interim Chief Executive Officer of Mace Security International, Inc. (“Company”).

          (c)(1)    On July 29, 2008 the Board of Directors of Company appointed Dennis Raefield as the Company’s Chief Executive Officer and President, effective on August 18, 2008.  Mr. LaFlamme will continue to serve as the Company’s Interim Chief Executive Officer until August 18, 2008, the date that Mr. Raefield will commence to serve as the Company’s Chief Executive Officer.

   (c)(2) Mr. Raefield is 60 years of age and has served as a director of the Company since October 16, 2007.  From April 2007 to August 15, 2008 (Mr. Raefield’s resignation date), Mr. Raefield has been the President of Reach Systems, Inc. (a manufacturer of security access control systems). From February 2005 to February 2006, Mr. Raefield was President of Rosslare Security Products, Inc. (a manufacturer of diverse security products).  From February 2004 to February 2005, Mr. Raefield was President of NexVision Consulting (security business consultant).  From January 2003 to February 2004, Mr. Raefield was President of Ortega InfoSystems (a software developer).  From October 1998 to November 2002, Mr. Raefield was President of Ademco and Honeywell Access Systems, (a division of Honeywell, Inc. that manufactured access control systems).  Mr. Raefield will be appointed a director of Reach Systems, Inc., a privately owned corporation, on or prior to August 15, 2008.

           (c)(3)  The Company and Mr. Raefield entered into an Employment Agreement on July 29, 2008 (“Employment Agreement”).  Under the Employment Agreement, Mr. Raefield commencing on August 18, 2008 will be the President and Chief Executive Officer of the Company.  The Employment Agreement will expire on August 18, 2011.  The following is a brief description of the material terms of the Employment Agreement:

(i)    an annual salary of $375,000;

(ii)  as a one time incentive to execute the Employment Agreement a payment of fifty thousand dollars ($50,000) and reimbursement of  legal expenses incurred by Mr. Raefield, to have the Employment Agreement reviewed, of up to Five Thousand Dollars ($5,000);

(iii)  two separate option grants for common stock under the Company’s Stock Option Plan at an exercise price equal to the close of market on the date of grant; the first option grant exercisable for 250,000 shares of common stock (“First Option”) is to be issued by July 31, 2008, and the second option grant exercisable for 250,000 shares (“Second Option”) is to be issued within two days before July 18, 2009; the First Option shall be fully vested on the date of the grant and the Second Option shall vest over two years, with the first one hundred twenty five thousand (125,000) option shares vesting twelve (12) months from the date of grant and the last one hundred twenty five thousand (125,000) option shares vesting twenty four (24) months from the date of grant; the Second Option will fully vest under certain conditions or upon a change in control of the Company;

(iv) Mr. Raefield and the Company within forty-five (45) days from the date of the Employment Agreement are required to develop a mutually acceptable annual bonus plan for Mr. Raefield; the bonus plan is to be designed to provide profitability targets for the Company, that if achieved will allow the Mr. Raefield to earn annual bonuses of between thirty percent (30%) to fifty percent (50%) of his base salary;  if any bonus is paid under the annual bonus plan, and the Company thereafter restates its financial statements such that the bonus or a portion thereof would not have been earned based on the restated financial statements, Mr. Raefield shall be obligated to repay to the Company the bonus he received or portion thereof;

(v) provision for medical and other employee benefits;

(vi)  a car at a lease cost of $800 per month, plus all maintenance costs;

(vii) a prohibition against competing with the Company during employment and for a one year period following the end of the three year employment term for which the Company will pay Mr. Raefield the sum of $375,000 in twelve (12) monthly installments; and

(viii)  Mr. Raefield can be terminated by the Board of Directors for cause, as set forth in the Employment Agreement, without any severance or other payment; and without cause for a payment of two times Mr. Raefield’s then base annual salary.

The above brief description of the material terms of the Employment Agreement is not a complete description of the rights and obligations of Mr. Raefield and the Company under the Employment Agreement.  The above description is qualified in its entirety by reference to the form of Employment Agreement filed as Exhibit 10.1 and incorporated by reference into this Current Report on Form 8-K.

Item 8.01     Other Events.

A copy of a press release issued by the Company regarding Mr. Raefield’s appointment as Chief Executive Officer of the Company is attached as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01     Financial Statements and Exhibits.

(c)      Exhibits.  The following exhibits are being filed herewith:

10.1  Employment Agreement dated July 29, 2008 between Mace Security International, Inc. and Dennis Raefield.

99.1  Press Release issued by Mace Security International, Inc. on July 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	July 31, 2008	Mace Security International, Inc.
(Registrant)

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer